Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

Scotts Miracle-Gro Announces the Appointment of
Michelle A. Johnson to its Board of Directors
MARYSVILLE, Ohio (August 8, 2014) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced that Michelle A. Johnson has been named to its Board of Directors, effective immediately.
"Michelle is an innovator, a change agent and has clearly helped shape the national dialogue in her field," said Jim Hagedorn, chairman and chief executive officer. "We look forward to her bringing a unique perspective to our Board that will help shape our thinking and make Scotts a stronger and smarter company as we look to the future."
Johnson is the CEO of Sacramento-based StudentsFirst, which she founded in 2010, a bipartisan grassroots movement aimed at making sure all kids have access to great teachers and schools. She is also the former chancellor of the District of Columbia Public Schools.
She graduated from Cornell University in 1992, and went on to join Teach for America. Johnson subsequently spent three years as a teacher at Harlem Park Elementary in Baltimore.
She went on to earn her Master’s in Public Policy from Harvard University's Kennedy School of Government, after which she launched The New Teacher Project, where she was chief executive officer and president. In 2007, Washington, D.C. Mayor Adrian Fenty appointed Johnson to be the city’s schools chancellor.
She is from Toledo, Ohio and currently resides in Sacramento, California. Johnson currently serves on the board of The Broad Center for the Management of School Systems, a nonprofit organization that prepares system-level leaders in public K-12 education.
Johnson will serve on the Company’s Compensation and Organization and Innovation and Marketing Committees, with a term that expires in 2015.
About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
937-578-5622

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